Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the following registration statements of LandAmerica Financial Group, Inc., Forms S-8 Nos. 333-92366, 333-92354, 333-50004, 333-37996, 333-89959, 333-89955, 333-59055, 33-49624, 33-43811 and Forms S-3 Nos. 333-99951 and 333-113004 and in the prospectus related to each, of our report dated February 18, 2004, with respect to the consolidated financial statements and schedules of LandAmerica Financial Group, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Richmond, Virginia

March 10, 2004